NYSE: FCF First Commonwealth Announces  Acquisition of 14 Santander  Branches in Central Pennsylvania  April 22, 2019

Forward‐looking Statements This release contains forward‐looking statements about First Commonwealth’s future plans, strategies and financial  performance that may be considered forward‐looking statements within the meaning of Section 27A of the Securities Act of  1933 and Section 21E of the Securities Exchange Act of 1934. These forward‐looking statements are intended to be covered  by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and this statement is included for  purposes of complying with these safe harbor provisions.  These statements can be identified by the fact that they do not  relate strictly to historical or current facts and often include words such as "believe," "expect," "anticipate," "intend," "plan,"  "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."   These forward‐looking statements are based on current plans and expectations, which are subject to a number of risk  factors and uncertainties, many of which are beyond our control.  Risk factors relating both to the transaction and the  integration of the branch customers into First Commonwealth after the completion of the transaction include, without  limitation: . Completion of the transaction is dependent on, among other things, receipt of regulatory approvals, the timing of  which cannot be predicted with precision at this point and which may not be received at all.  . The transaction may be more expensive to complete and the anticipated benefits may be significantly harder or  take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or  events.  . The integration of the acquired customers and operations into First Commonwealth, which will include conversion  of data and information from Santander’s operating systems to our own, may take longer than anticipated or be  more costly than anticipated or have unanticipated adverse consequences.  . First Commonwealth's ability to achieve anticipated results from the transaction is dependent on the state of the  economic and financial markets going forward. Specifically, First Commonwealth may incur more credit losses from  the acquired loan portfolio than expected and deposit costs or attrition may be greater than expected.  For additional factors that could cause actual results to differ materially from those expressed in the forward‐looking  statements, please see First Commonwealth's Annual Report on Form 10‐K for the year ended December 31, 2018. Forward‐ looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to  update any forward‐looking statements to reflect circumstances or events that occur after the date the forward‐looking  statements are made.

Summary of Opportunity Branch Locations by MSA Williamsport Lock Haven Bloomsburg State College Lewisburg Sunbury First Commonwealth Target Branches Remaining Santander Branches o Expands First Commonwealth Bank’s branch footprint by 10% and provides a broader geography for  commercial and mortgage lending growth in Central Pennsylvania o Significantly improves the bank’s funding base and reduces loan‐to‐deposit ratio to 90% o Over 22,000 new households . 3 Source: Company reports, SNL Financial NYSE: FCF

Key Transaction Terms

Purchase Price	■ 7.05% premium on deposits ■ $37.0 million based on approximately $525 million of deposits as of March 31, 2019 ■ Premium will be calculated based on average daily balance of deposits for the 10 days prior to closing
Deposits	■ Approximately $525 million of deposits ■ 0.63% cost ■ 90% consumer / 10% small business
Loans	■ Approximately $120 million of loans ■ 6.25% yield ■ 80% consumer / 20% small business
Fixed Assets	■ Approximately $3.3 million fixed assets to be acquired
Capital	■ No additional capital or external financing required
One-Time Costs	■ $3.0 million pre-tax one-time restructuring charges
EPS Accretion	■ Immediately accretive to EPS, driven primarily by immediate pay down of FHLB borrowings ■ ~5% GAAP EPS accretive in 2020 ■ ~6% Cash EPS accretive in 2020
Tangible Book Value Dilution	■ ~5.5% tangible book value dilution at close including the impact of all one-time restructuring charges ■ <5 year tangible book value per share earn back period (crossover method)
Purchase Accounting Marks	■ Conservative credit mark of 1.2% on loan portfolio ($1.4 million) ■ Immaterial interest rate mark on loans (due to variable nature) ■ CDI equal to 2.0% of core deposits
Noninterest Expense	■ No NIE cost savings assumed ■ $1.6 million CDI amortization in year 1 ■ $8.0 million increase in other operating expenses (excl. CDI)
Closing Conditions	■ Customary regulatory approvals
Expected Closing	■ 3Q19 subject to customary regulatory approvals

Note: Acquired branches, deposit and loan data as of March 31, 2019

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First Commonwealth.
NYSE: FCF

NYSE: FCF For more information, please contact: Ryan M. Thomas Vice President / Finance & Investor Relations First Commonwealth Financial Corporation 654 Philadelphia Street Indiana, Pennsylvania 15701 (724) 463‐1690 InvestorRelations@fcbanking.com